Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Timothy Clayton, CFO
HEI Chief Financial Officer to Resign
MINNEAPOLIS, June 9, 2006 — HEI, Inc. (Nasdaq: HEII) (http://www.heii.com ) announced today that Timothy Clayton, the Chief Financial Officer has informed the Company of his intention to resign effective June 30, 2006. Mr. Clayton is resigning to pursue other opportunities through his firm Emerging Capital, LLC.
     “Given the nature of Tim’s business, we knew that this was inevitable at some point,” stated Mr. Traynor, President and CEO. “We greatly appreciate Tim’s contributions to HEI over the past 15 months and wish him well in his new endeavors. We will begin a search for a new CFO to step in as soon as possible,” stated Mr. Traynor.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rdStreet, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this press release include statements regarding the implementation of business strategies, growth of specific markets, potential sales and revenue figures and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt and receivables, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.